Exhibit 10.1

June 30, 2005

Mr. Phil Kruse
Executive Vice President – Life & Annuity
Max Re Ltd.
Max Re House
2 Front Street
Hamilton HM 11
Bermuda

Dear Phil:

Per your request, effective July 1, 2005, you will retire and your employment at Max Re Capital Ltd. and Max Re Ltd. (collectively, the “Company”) will terminate. The Company may from time to time ask you to attend industry conferences or business meetings during the next eighteen months, for which your reasonable travel expenses will be reimbursed. It is mutually agreed that any attendance of such conferences by you will not alter the arrangements set forth herein. As of the beginning of your retirement, you will no longer have authority to bind the Company and will not represent to third parties that you have such authority or that you are an agent of the Company.

Salary and Benefits. Your current salary of $360,000 per annum will continue through December 31, 2006 and your housing allowance of $10,000 per month will continue through September 30, 2005. Max Re Ltd. will continue to pay your medical, disability and life insurance benefits as they currently exist through The Colonial Group (or any other carrier that the Company may use in offering such benefits to its employees) until December 31, 2006. In addition, to the extent that the Company continues to arrange access for employees to financial planning services of The Ayco Company, L.P. (“Ayco”) and to the extent permitted by Ayco, you shall be permitted to access such services at the Company’s negotiated rate through December 31, 2006; provided, however, that you will be responsible for all fees incurred by you for such services and you shall arrange for Ayco to bill you directly for such services. It is mutually agreed that, beginning July 1, 2005, you will not be entitled to any other benefits. In addition, Max Re Ltd. will reimburse your reasonable expenses for relocation from Bermuda to Colorado, up to a maximum amount of $20,000.

In the event that you find other employment prior to December 31, 2006, you agree that (i) the Company will cease to pay your salary on the date of commencement of your new employment, (ii) Max Re Ltd. shall cease to pay the medical, disability and life insurance benefit amounts and (iii) you shall cease to have access to the Company’s negotiated rates with Ayco.

In the event that the Company institutes a Company-wide retirement benefits program on or before December 31, 2006, you will be entitled to participate in such program, subject to the terms, conditions and limitations of such program.

Deferred Compensation Account. It is mutually agreed that amounts in your deferred compensation account are 100% vested and are payable to you, along with any outstanding company matching.

Vesting and Exercisability of Awards. Warrants and options that have been granted to you and that would otherwise vest before February 1, 2007 in accordance with the vesting schedules set forth in the applicable agreements granting such awards shall continue to vest pursuant to such agreements until February 1, 2007. You agree that all warrants and options that do not vest on or before February 1, 2007 shall terminate and be forfeited. The vested warrants and options will remain exercisable until February 1, 2007. Notwithstanding any provision in the warrant or option agreements to the contrary, it is mutually agreed that any and all of your warrants and options not exercised on or before February 1, 2007 shall expire and be forfeited. Further, it is mutually agreed that the “Reload” provisions of each of the option agreements between you and Max Re Capital Ltd. will terminate and cease to have effect as of July 1, 2005.

The restricted shares that were granted to you pursuant to the Restricted Stock Award Agreements dated January 31, 2003, January 30, 2004 and February 7, 2005 will continue to vest on a pro rata basis until February 1, 2007. Any unvested restricted shares as of February 2, 2007 will be terminated and forfeited.

A summary of your awards and vesting is attached as Schedule B for reference.

It is mutually agreed that, to the extent necessary to give effect to the forgoing, those sections of each of the applicable award agreements governing vesting and exercisability upon termination shall be superceded and replaced by the vesting and exercisability terms of this letter agreement. It is further agreed that all other provisions of the award agreements shall remain in full force and effect in accordance with their respective terms.

No Severance. You agree that in consideration of structuring the termination and the related payments and vesting set forth herein in accordance with your preferences that no further payments, compensation or severance arrangements shall be due to you from the Company or its affiliates upon your termination. It is mutually agreed that the terms of this letter agreement supercede and replace any and all prior employment agreements between you and the Company and/or its affiliates.

No Compete. You agree that in consideration of structuring the termination and the related payments and vesting set forth herein in accordance with your preferences that, until January 1, 2007, you will not seek employment with a competitor without first obtaining the written permission of the Company. In the event such permission is granted and you become employed, the salary and vesting set forth herein shall cease as of the date of commencement of your new employment. Further, until January 1, 2007, you will not anywhere within the geographical areas in which the Company or any subsidiary is conducting their business operations or providing services as of July 1, 2005, pursue any Company or subsidiary project known to you and which the Company or any subsidiary is actively pursuing, developing or attempting to develop as of July 1, 2005 (or within six (6) months prior to such date) while the Company is (or is contemplating actively) pursuing such project directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization. Until January 1, 2007, you will not solicit any officer, employee or consultant of any of the Company or any subsidiary to leave the employ of any of the Company or any subsidiary.

Trading Policy. It is mutually agreed that you will not trade in Max Re Capital Ltd. securities prior to August 4, 2005. It is further agreed that after August 4, 2005, you will no longer be restricted to trading only during the so-called “Trading Windows”; provided that you will remain subject to all prohibitions against insider trading.

Confidential Information. On or before June 30, 2005, you will deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing Confidential Information, including, among other things, that which relates to services performed by you for the Company or any affiliate, or was created or obtained by you while performing services for the Company or any affiliate or by virtue of your relationship with the Company or any affiliate, except that you shall have no obligation to deliver to the Company your rolodex, calendars and any documents containing your personal contacts or information. You shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity, any of the Company’s, any affiliate’s or any of their respective client’s Confidential Information at any time. For purposes herein, “Confidential Information” shall mean any valuable, competitively sensitive data and information related to the Company’s, any affiliate’s or any of their respective client’s business including, without limitation Trade Secrets that are not generally known by or readily available to such party’s competitors other than as a result of an improper disclosure directly or indirectly by you. “Trade Secrets” shall mean information or data of the Company, any affiliates or any of their respective clients including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

Non-Disparage. You acknowledge and agree that you will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company or its officers, directors, partners, employees, affiliates or agents thereof in either a professional or personal manner, except that the foregoing shall not limit normal competitive activities.

Release. In consideration of such payments and vesting, you, for yourself, your heirs, executors, administrators, successors and assigns, agree to fully release and discharge the Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors or assigns from any and all actions, causes of action, claims (including with respect to any deferred compensation), obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which you have, through the date of this letter, against the Company or its affiliates arising out of or in any way related to your employment or termination of your employment. You understand that this release waives claims and rights you may have under certain statutes, laws and regulations, if applicable, of any jurisdiction (including, but not limited to, Bermuda) that in any way relates to your employment or termination of employment and any and all amendments to any of same.

* * *

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

MAX RE CAPITAL LTD.

Peter A. Minton

Accepted and Agreed as of the date

first written above:

Phillip Kruse